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                                                                   Exhibit 10.18


                                  R.H. DONNELLEY CORPORATION

                                     ANNUAL INCENTIVE PLAN
                                    AS AMENDED AND RESTATED
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                                  R.H. DONNELLEY CORPORATION

                                     ANNUAL INCENTIVE PLAN
                                    AS AMENDED AND RESTATED

         The purpose of this Plan is to promote the interests of the shareholders and all others who benefit by the continuing success of R.H. Donnelley Corporation ("R.H. DONNELLEY") and its subsidiaries (collectively, the "COMPANY") by providing incentive to those executives whose decisions and actions most significantly affect the growth and profitability of the Company.

1. PARTICIPANTS

         The participants in this Plan will be those officers and managers of the Company, its profit centers, resource units and profit center groups whose decisions and actions most significantly affect corporate growth and profitability, none of whom shall be a participant in any other annual corporate-wide management cash incentive compensation plan. Except as set forth below, each year in November the senior officers of the Company shall recommend to the Chief Executive Officer employees for participation in the Plan for the following year and the amount of target bonus opportunity for each of them under the Plan.

         As a result of the transaction (the "SPINOFF") separating R.H. Donnelley from its former parent company and establishing R.H. Donnelley as an independent public company, a special performance period for incentive awards under the Plan shall be established (the "INITIAL DONNELLEY PERIOD"), which shall extend from July 1, 1998 through December 31, 1998. Participants shall be selected for awards with respect to the Initial Donnelley Period prior to August 15, 1998.

         To be recommended, an employee will normally (a) be earning in excess of $100,000 gross compensation, and (b) be an officer of R.H. Donnelley or have a reporting relationship to an officer, or (c) be a general manager of a Company subsidiary, profit center, resource unit or profit center group or have a reporting relationship to a general manager.

         Such recommended employees as are approved by the Chief Executive Officer shall then be recommended to the Compensation and Benefits Committee (the "COMMITTEE") of the Board of Directors by the Chief Executive Officer as participants in this Plan as of January 1 of the following year or, with respect to the Initial Donnelley Period, prior to August 15, 1998.

         The Committee shall be composed solely of two or more "outside directors" as defined in the regulations under Section 162(m) of the Internal Revenue Code (the "CODE").
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2.   INCENTIVE AWARDS

         Each participant's target bonus opportunity shall be stated as a dollar amount. Participants may earn amounts ("AWARDS") equal to, greater than or less than the target bonus opportunity as follows:

                  (a) Participants shall earn their award on the basis of one or more of (i) the following performance measures (the "CORPORATE PERFORMANCE MEASURES") established by the Committee for each year or performance period: earnings per share, net income, operating income, revenue, working capital, return on equity, return on assets, total return to shareholders, average sales growth and cash flow, each of which may be on a corporate-wide basis or with respect to one or more operating units, divisions, acquired businesses, minority investments, partnerships or joint ventures; and (ii) other quantitative or qualitative measures, but only with respect to participants other than those expected to be "covered employees," as defined in the regulations under Section 162(m) of the Code, whom the Committee determines at the time of grant are likely to receive compensation a substantial portion of which would be nondeductible by the Company ("SPECIAL PARTICIPANTS").

                  (b) Participants who are or who report to operating unit executive or senior vice presidents (or their functional equivalent) may earn their award on the basis of a combination of corporate and operating unit or individual performance measures established by the Committee.

                  (c) Participants other than Special participants may earn their award on the basis of a combination of corporate and operating unit or individual performance measures as recommended by the operating unit executive or senior vice presidents of R.H. Donnelley and as approved by the Chief Executive Officer.

                  (d) Each year the Chief Executive Officer shall recommend to the Committee for its approval, such approval to be given no later than March 31 of each year (or, with respect to the Initial Donnelley Period, prior to August 15, 1998), (i) a minimum amount ("FLOOR"), a target amount ("TARGET") and, if desired, a maximum amount ("CEILING") for that year's or period's corporate performance measures, and (ii) minimum, target and, if desired, ceiling, performance measures for each Company division, profit center and/or resource unit having employees who are participants in the Plan, provided that the Committee may delegate to the Chief Executive Officer the establishment of the performance measures referred to in this clause (ii). Performance measures for individual divisions, profit centers and/or resource units may be consolidated, as appropriate, for the purpose of establishing corporate, operating unit or sub-unit measures. The floor, target and ceiling figures may, but need not, be based upon budgeted operation results, and will be established solely for the purpose of administering the Plan.

                  (e) Awards shall be earned as follows in relation to the pre-established performance measures approved by the Committee: no award will be earned


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         unless the performance floor for that portion of the award is exceeded;
         the target bonus opportunity is earned if the target amount is achieved; an amount greater or less than the target bonus opportunity can be earned for a level of performance above the performance floor as determined by established performance measures.

                  (f) The Chief Executive Officer may adjust individual awards earned under the performance measures upward or downward, by an amount of up to 20% of the participant's target bonus opportunity, to account for demonstrated quality of performance or the occurrence of unusual or unforeseen circumstances, except that no such adjustment may be made with respect to awards earned by Special Participants. The Committee may adjust awards earned by Special Participants under the performance measures downward only. The total of Plan awards for any year may not exceed 110% of the total earned amount. Notwithstanding the above, in no event shall a Change in Control (as defined below) constitute the occurrence of unusual or unforeseen circumstances which would justify an upward or downward adjustment in an award.

                  (g) In calculating whether the performance targets for Special Participants have been met, the Committee (i) will make appropriate conforming adjustments in the performance measures or the targets to exclude the effects of any corporate transactions such as acquisitions, divestitures and reorganizations, and (ii) will not take into account extraordinary accounting changes or items (as defined under generally accepted accounting principles), restructuring charges, nonrecurring events or any unusual events affecting earnings by more than 10%, which in any such case affect the results that otherwise would have been attained under the applicable performance measure; provided, however, that this provision will apply to awards granted to Special Participants only if and to the extent that such awards will not be disqualified as "performance-based compensation" under Code Section 162(m).

3.   LIMITATION ON THE AMOUNT OF INCENTIVE AWARDS

     The total of all payments to an individual participant under this plan in any calendar year shall not exceed $3,000,000.

4.   MISCELLANEOUS

                  (a) Each participant will be notified in writing at the time of his or her approval as a participant, of the amount and terms of his or her salary and guideline bonus opportunity.

                  (b) Payment of awards earned by participants will be made as soon as practicable after the end of the year or period in which they have been earned and approved by the Committee.

                  (c) If a participant dies, retires, is assigned to a different position, is granted a leave of absence or if the participant's employment is otherwise terminated (except for "Cause" (as defined below) by the Company), a pro rata share of the participant's award based on the period of actual participation may, at the Committee's discretion, be paid to the participant after the end of the year if


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         it would have become earned and payable had the participant's employment status not changed. Notwithstanding the above, if as a result of a Change in Control a participant retires, is assigned to a different position, is placed on a leave of absence or if the participant's employment is terminated before the end of the calendar year (except for Cause), he or she shall receive a full award for that year. Termination of employment by the Company without Cause after the commencement of negotiations with a potential acquiror or business combination partner will be deemed to be a termination of employment as a result of a Change in Control, if such negotiations result in a transaction with such acquiror or business combination partner constituting a Change in Control.

                  (d) The Chief Executive Officer may approve participation for promoted, transferred or newly-hired employees for less than a year ending December 31 except where the annualized compensation level of such participant may require Committee approval.

                  (e) At the end of any year or performance period, the Committee, on the recommendation of the Chief Executive Officer, may increase or decrease the amount of award payments to any or all participants if in its sole judgment there have been extraordinary occurrences, not anticipated when awards were approved at the start of the year or performance period, which have significantly affected earnings or other performance measures, except that no increase may be made with respect to awards earned by Special Participants. Notwithstanding the above, in no event shall a Change in Control constitute an extraordinary occurrence which would justify an increase or decrease in the amount of award payments.

                  (f) The Committee may terminate this Plan at any time, to become effective as of January 1 of the following year:

                  (g) For purposes of this Plan, the term "Cause" shall have the meaning defined in any employment agreement between the participant and the Company or a subsidiary then in effect or, if no such employment agreement is then in effect, "Cause" shall mean:

                      (i) The participant's willful and continued failure
               substantially to perform the duties of his or her position after notice and opportunity to cure;

                     (ii) Any willful act or omission by the participant
               constituting dishonesty, fraud or other malfeasance, which in any such case is demonstrably injurious to the financial condition or business reputation of the Company or any of its affiliates; or

                    (iii) A felony conviction in a court of law under the laws of the United States or any state thereof or any other jurisdiction in which the Company or a subsidiary conducts business which materially impairs the value of the participant's services to the Company or any of its subsidiaries;


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        provided, however, that, for purposes of this definition, no act or failure to act shall be deemed "willful" unless effected by the participant not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the Company's best interests, and no act or failure to act shall be deemed "willful" if it results from any incapacity of the participant due to physical or mental illness.

              (h) For purposes of this Plan, "Change in Control" means the occurrence of any of the following events after July 14, 1998:

                      (i) Any "person", as such term is used in Section 13(d)
               and 14(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") (other than R.H. Donnelley, any trustee or other fiduciary holding securities under an employee benefit plan of R.H. Donnelley, or any corporation owned, directly or indirectly, by the shareholders of R.H. Donnelley in substantially the same proportions as their ownership of stock of R.H. Donnelley), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of R.H. Donnelley representing 20% or more of the combined voting power of R.H. Donnelley's then outstanding securities;

                     (ii) during any period of two consecutive years commencing
               July 14, 1998, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with R.H. Donnelley to effect a transaction described in clause (i),
               (iii) or (iv) of this definition) whose election by the Board or nomination for election by R.H. Donnelley's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

                    (iii) the shareholders of R.H. Donnelley have approved a
               merger or consolidation of R.H. Donnelley with any other company and all other required governmental approvals of such merger and consolidation have been obtained, other than (A) a merger or consolidation which would result in the voting securities of R.H. Donnelley outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the combined voting power of the voting securities of R.H. Donnelley or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of R.H. Donnelley (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 20% of the combined voting power of R.H. Donnelley's then outstanding securities; or

                     (iv) the shareholders of R.H. Donnelley have approved a
               plan of complete liquidation of R.H. Donnelley or an agreement for the sale or disposition by R.H. Donnelley of all or substantially all of R.H. Donnelley's assets, and all other required governmental approvals of


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               such transactions have been obtained.

              (i) This Annual Incentive Plan became effective January 1, 1977 with respect to the predecessor of the Company. The amendments proposed in 1996 and 1997 became effective upon approval by the shareholders of the Company's predecessor at their 1997 Annual Meeting. This Amended and Restated Plan is effective as of July 1, 1998.

              (j) No provision of this Plan shall preclude the Company from adopting or continuing in effect other compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

5.   AMENDMENTS

        The Committee may amend or discontinue this Plan, but no amendment or discontinuation shall be made which would impair the rights of a participant without the participant's consent, or which, without approval of the shareholders of R.H. Donnelley, would change (a) the performance measures in
Section 2(a) with respect to Special Participants, (b) the individuals or class of individuals eligible to participate in the Plan, or (c) the maximum amount payable to an individual participant under the Plan.


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